Exhibit 21.1

Subsidiaries

AMSC Australia Pty Ltd – incorporated in Australia

AMSC India Private Limited – incorporated in India

AMSC Austria GmbH – incorporated in Austria

AMSC United Kingdom Limited – incorporated in the United Kingdom

ASC Devens LLC – formed in Delaware

ASC Securities Corp. – incorporated in Massachusetts

Infinia Technology Corporation - incorporated in Massachusetts

Superconductivity, Inc. – incorporated in Delaware

Suzhou AMSC Super Conductor Co., Ltd. – incorporated in China

American Superconductor Europe GmbH – established in Germany

American Superconductor Korea Co., Ltd. – incorporated in South Korea

American Superconductor Romania S.R.L. – incorporated in Romania